EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

ALSO ANNOUNCES SEVERAL STRATEGIC DEVELOPMENTS

Fourth Quarter and Full Year Highlights (2011 compared to 2010):

•                  Q4 net sales decreased 8% to $389.8 million; full year 2011 net sales increased 6% to $1.5 billion

•                  Q4 gross profit increased 2% to $50.4 million; 2011 gross profit increased 11% to $190.5 million

•                  Q4 gross profit margin increased to 12.9% from 11.6%; 2011 gross profit margin increased to 13.1% from 12.5%

•                  Q4 GAAP operating profit decreased 84% to $1.1 million and non-GAAP operating profit decreased 42% to $4.0 million

•                  2011 GAAP operating profit decreased 35% to $9.5 million and 2011 non-GAAP operating profit increased 11% to $16.6 million

•                  Q4 adjusted EBITDA decreased 22% to $7.4 million; 2011 adjusted EBITDA increased 13% to $28.7 million

•                  We repurchased 55,573 shares of our common stock in Q4 2011 at an average price of $5.31

•                  We relocated our corporate headquarters and data center during the quarter

•                  We recently announced an agreement to sell the building used by one of our retail locations for $17.5 million, which will result in a $15.9 million book gain in the event of closing

El Segundo, California — March 1, 2012 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the fourth quarter of 2011. Consolidated net sales for Q4 2011 were $389.8 million, a decrease of 8%, from $425.4 million in Q4 2010, primarily due to a $48.5 million decrease in sales to promotional companies under a vendor program change in Q4 by a large vendor. Excluding the effect of this program change, our sales grew $12.9 million.  Consolidated gross profit for Q4 2011 increased 2% to $50.4 million from $49.5 million in Q4 2010. Consolidated gross profit margin was 12.9% in Q4 2011 compared to 11.6% in Q4 2010. Consolidated operating profit for Q4 2011 decreased 84% to $1.1 million compared to $6.8 million for Q4 2010. Non-GAAP operating profit (as defined below) was $4.0 million in Q4 2011 compared to $6.8 million in Q4 2010. Consolidated operating profit margin for Q4 2011 decreased to 0.3% compared to 1.6% in Q4 2010. Non-GAAP operating profit margin (as defined below) was 1.0% in Q4 2011 compared to 1.6% in Q4 2010. Including the effects of the adjustments described below, consolidated net loss was $0.4 million for Q4 2011 compared to consolidated net income of $3.9 million for Q4 2010. Diluted loss per share for Q4 2011 was $0.03 compared to diluted EPS of $0.32 for Q4 2010. Adjusted EBITDA (as defined below) for Q4 2011 decreased 22% to $7.4 million from $9.6 million in Q4 2010.

Commenting on the Company’s fourth quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “In the 4th quarter we were able to grow our gross profit by 2%, despite a sales decline driven by tough comparisons and a significant decline in sales of certain products made to promotional companies under a program change which we discussed on our Q3 conference call. Our gross margin increased to 12.9%, the highest it has been in Q4 since 2008. Our mix improved in Q4 2011, driven by our continued focus on our services and solutions business. In fact, our services revenue increased by 23% on a consolidated basis, with double digit increases in each of our commercial segments. On the SG&A side, our costs were elevated in Q4, in part because of some one-time expenses and charges. At the same time, we continue to believe that the investments we are making are critical to our success going forward. We expect our investments in people, processes and systems will benefit us in an increasingly visible way in 2012 and beyond.  While we are continuing to grow and invest in our services and solutions business, are monetizing real estate assets and are today announcing important strategic developments that I will discuss below, we are always focused on the near-term profitability of our business. As we build for the future, we feel we are well positioned to reach our previously announced financial goals in 2012.”

Strategic Developments

Commenting on strategic developments, Mr. Khulusi stated, “We are excited to announce significant strategic developments that we think are important to our continued success. Given our growth expectations and strategic initiatives, we have elected to add to our leadership team. I am very pleased to announce the hiring of Mark McGrath as President of PC Mall, Inc., working directly with me in my capacity as Chief Executive Officer, beginning March 5, 2012. Mark brings a wealth of experience and talent to our company as discussed in the corresponding press release, which speaks to Mark’s background, his role going forward, and additional information.”

Khulusi continued, “As many of you know, over the past several years, our company has grown into a multi-billion dollar enterprise in part through our acquisition and internal cultivation of different brands. We have historically differentiated those brands primarily based on who their customers were. We have, after careful examination of the markets we serve and the trends taking shape in the marketplace, determined that going forward, our commercial customers can benefit from a more unified and streamlined brand strategy. In the coming quarters, we will begin the process of unifying our commercial brands, which is what resulted in the non-cash charge to write down one of our existing trademarks. We believe this unification will lead to an improved customer experience, operational synergies and benefits to all of our stakeholders, and provide a brand that better represents the value added solutions provider we are today.”

Khulusi continued, “In addition, during the quarter we successfully completed the relocation to our new building in Los Angeles, strategically adjacent to LAX, which is a significant upgrade for our customers, vendor partners and employees. We purchased and have improved this building because we want it to be a compelling destination for customers who want to experience new and cutting edge IT solutions in person. The new headquarters was designed to drive higher productivity and efficiency for our employees and to provide a state-of-the-art demo center for our customers and vendor partners, as well as increase capacity to support our growth well into the future. In conjunction with the move, we relocated and substantially upgraded our primary data center from Torrance, CA to our own hosting facility in Atlanta, GA, which incorporates state of the art monitoring and disaster recovery capabilities. All of this activity had a significant one-time cost for the quarter but we think this cost will be much more than offset going forward, as we were in the last building for 13 years and we plan on being in the new one for even longer.”

Khulusi stated, “With respect to the OnSale daily deals business, being in this space has allowed us to learn a lot about evolving online customer behavior, what works and what doesn’t work, and how this customer behavior has continued to drastically change. One such significant change is the rapid progression of the daily deals space towards product sales. Some of the largest competitors in the daily deals space are moving furiously towards such product sales. We are already there, and selling products is one of our core competencies. We have discovered that certain product sales in a daily deal format can do considerably better than in a traditional ecommerce catalog format. As a result, and in order to take advantage of this opportunity, we have determined that we will no longer operate a stand-alone “daily deals” business. Instead, we intend to take the best practices and technology we have developed in the OnSale daily deals business and incorporate them into our overall eCommerce offering. With that in mind, going forward we will restore operating and reporting the OnSale and MacMall businesses within a single segment. There are substantial cost savings and sales leverage associated with bringing these businesses together. We are excited about this change, as we believe it best leverages OnSale’s creative and innovative approach to customer marketing while significantly minimizing the investments required in a stand-alone approach.”

Preliminary Analysis of Goodwill Impairment

In accordance with ASC 350-20, “Goodwill and Other Intangible Assets,” we are performing our annual impairment analysis of goodwill and indefinite-lived intangible assets for possible impairment. Our management, with the assistance of an independent third-party valuation firm, is determining the fair value of our reporting units and comparing them to their respective carrying values. Our 2011 impairment analysis includes goodwill and purchased indefinite-lived intangibles that are held by our MME segment, totaling $34.4 million, net, as of December 31, 2011. While we have determined that an impairment existed for one of our trademarks based on our expected unification of brands, resulting in a change to its remaining life, and which resulted in a $0.8 million pre-tax impairment charge in the fourth quarter of 2011, we have not yet completed our overall review. The completion of our review may result in a further non-cash impairment charge, which could be material and would decrease our GAAP operating profit, net income and earnings per share for the fourth quarter and year ended December 31, 2011, which is preliminarily reported in this release. We expect to complete our impairment review in the near term and additional non-cash impairment charge, if any, will be determined prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC.

Segment Results

SMB

Q4 2011 net sales for our SMB segment were $119.6 million compared to $162.1 million in Q4 2010, a decrease of $42.5 million, or 26%. This decrease was primarily due to a $37.9 million decrease in sales to promotional companies as a result of a program change in Q4 by a large vendor, and a constraint in hardware supply affecting notebooks and desktops. Going forward, we expect the effects of the program change to have an impact on year over year comparisons throughout 2012.  Sales under this program in 2011 were approximately $23.2 million, $20.0 million, $12.7 million and $8.8 million in each of the four quarters of 2011.

Q4 2011 SMB gross profit decreased by $0.7 million, or 4%, to $17.0 million compared to $17.7 million in Q4 2010 resulting primarily from the SMB net sales decrease discussed above. SMB gross profit margin increased to 14.2% in Q4 2011 compared to 10.9% in Q4 2010 primarily due to a change in product mix weighted more to service solutions as well as a decrease in sales to promotional companies at lower margins.

Q4 2011 SMB operating profit decreased by $0.5 million, or 5%, to $9.3 million compared to $9.8 million in Q4 2010. This decrease resulted primarily from the SMB gross profit decrease discussed above, partially offset by a $0.3 million decrease in personnel costs primarily due to decreased variable compensation expenses related to SMB’s decreased gross profit.

MME

Q4 2011 net sales for our MME segment were $156.8 million compared to $138.0 million in Q4 2010, an increase of $18.8 million, or 14%. This increase was primarily due to a 12% increase in net sales of products in Q4 2011 compared to Q4 2010, as well as a 26% increase in sales of services.

MME gross profit increased by $2.1 million, or 10%, to $22.4 million in Q4 2011 compared to $20.3 million in Q4 2010, and MME gross profit margin decreased to 14.3% in Q4 2011 compared to 14.7% in Q4 2010. The increase in MME gross profit was primarily due to the increased MME net sales discussed above. The decrease in MME gross profit margin was primarily due to a 38 basis point decrease in vendor consideration as a percentage of sales and the competitive pricing environment for product sales.

MME operating profit in Q4 2011 increased by $0.7 million, or 11%, to $7.4 million compared to $6.7 million in Q4 2010. The increase was primarily due to the increased MME gross profit discussed above, partially offset by a $0.8 million write down of the Sarcom trademark as a result of the anticipated brand strategy change mentioned earlier and a $0.6 million increase in personnel costs.

Public Sector

Q4 2011 net sales for our Public Sector segment were $49.3 million compared to $48.7 million in Q4 2010, an increase of $0.6 million, or 1%. This increase in Public Sector net sales was due to a 31% increase in sales to state and local government and educational institutions (SLED) resulting primarily from increased account executive headcount focused on SLED business, partially offset by a 12% decrease in our federal government business due to ongoing federal budgetary constraints.

Public Sector gross profit increased by $0.7 million, or 20%, to $4.5 million in Q4 2011 compared to $3.8 million in Q4 2010. Public Sector gross profit margin increased to 9.2% in Q4 2011 compared to 7.8% in Q4 2010. The increase in Public Sector gross profit was primarily due to the increased Public Sector net sales discussed above and a $0.3 million increase in vendor consideration. The increase in Public Sector gross profit margin was primarily due to an improved mix of sales of products and services made at higher margins.

Public Sector operating profit decreased by $47,000, or 9%, to $487,000 in Q4 2011 compared to $534,000 in Q4 2010. The decrease in Public Sector operating profit was primarily due to a $0.7 million increase in personnel costs primarily relating to our investment in our SLED and healthcare businesses, offset by the decrease in Public Sector gross profit discussed above.

MacMall

Q4 2011 net sales for our MacMall segment were $53.4 million compared to $69.7 million in Q4 2010, a decrease of $16.3 million, or 23%. This decrease was primarily due to $10.6 million reduction in sales resulting from the vendor program change described above and continued softness in the demand environment due to the general macro environment. Going forward, we expect the effects of the program change to have an impact on year-over-year comparisons throughout the first half of 2012.  Sales under this program in 2011 were approximately $5.5 million and $2.7 million in each of the first two quarters of 2011.

MacMall gross profit decreased by $1.3 million, or 19%, to $5.6 million in Q4 2011 compared to $6.9 million in Q4 2010. MacMall gross profit margin increased to 10.4% in Q4 2011 compared to 9.9% in Q4 2010. The decrease in MacMall gross profit was primarily due to the decreased MacMall net sales discussed above. The increase in MacMall gross profit margin was primarily due to the reduction in sales at low margins to promotional companies.

MacMall operating profit decreased by $1.4 million to $0.8 million in Q4 2011 compared to $2.2 million in Q4 2010. This decrease was primarily due to the decrease in MacMall gross profit discussed above.

OnSale

Our OnSale segment currently includes sales made under our OnSale and eCost brand names primarily to consumers and small businesses via the Internet. During Q2 2011, OnSale launched its expanded platform in beta through its existing website at www.OnSale.com to include the marketing of daily deals in local markets through social commerce.

Q4 2011 net sales for our OnSale segment were $11.4 million compared to $7.1 million in Q4 2010, an increase of $4.3 million. This increase was primarily due to net sales made through our eCost brand, which was acquired in February 2011.

OnSale gross profit increased to $0.9 million in Q4 2011 compared to $0.8 million in Q4 2010. OnSale gross profit margin decreased to 7.6% in Q4 2011 compared to 10.9% in Q4 2010. The increase in OnSale gross profit was primarily due to the increased OnSale net sales discussed above. The decrease in OnSale gross profit margin was primarily due to lower product selling margins and a 106 basis point reduction in vendor consideration as a percentage of sales.

OnSale operating loss was $1.7 million in Q4 2011 compared to an operating profit of $76,000 in Q4 2010. This increase in OnSale operating loss was primarily due to significant investments related to the expansion of our OnSale business model discussed above. In Q4 2011 compared to Q4 2010, OnSale personnel costs increased by $1.2 million, of which employee severance costs represented $0.2 million, credit card related fees increased by $0.1 million and variable fulfillment costs increased by $0.1 million.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain support services and other administrative costs that are not otherwise included in our reportable operating segments. Q4 2011 Corporate & Other operating expenses increased by $2.7 million, or 22%, to $15.2 million from $12.5 million in Q4 2010. The increase in Q4 2011 was primarily related to unallocated costs associated with our headquarters move of $0.7 million, an increase in net personnel costs of $0.6 million resulting primarily from additions of technical and pre-sales support and IT, a $0.5 million increase in depreciation expense associated with the completed portions of our on-going systems upgrades and a $0.3 million increase in legal costs. In January 2012, we settled the lawsuit that significantly impacted legal costs in prior quarters without liability to the company. In 2011, we spent approximately $1.5 million in litigation costs associated with this specific lawsuit, of which approximately $0.1 million was incurred in Q4 2011.

In Q1 2012, we announced that we have signed a definitive agreement to sell the property we own in Southern California, where one of our retail stores is currently located, for $17.5 million. While there are no guarantees that this transaction will close, we would realize a book gain of $15.9 million at the time of closing, which we currently expect to close during Q2 2012.  In connection with this sale, we intend to explore potential purchases or exchanges of real estate through Section 1031 of the Internal Revenue Code of 1986, as amended. We expect to effectuate such exchanges through one or more purchases of real property to be used in connection with our company’s business and operations. We will evaluate potential exchanges and purchases, but would expect that any exchanges/purchases we make would benefit us through direct ownership of facilities that are strategic to our operations, reductions in our lease obligations, or other ancillary benefits.

Consolidated Balance Sheet

Accounts receivable at December 31, 2011 of $208.0 million increased by $24.0 million from December 31, 2010, primarily due to an increase in sales during the last month of 2011 compared to 2010. Our inventory of $79.5 million at December 31, 2011 represents an increase of $15.9 million from December 31, 2010 due to a strategic purchase late in the fourth quarter of 2011 that we expect to largely sell through during the first quarter of 2012. Accounts payable at December 31, 2011 of $122.5 million decreased by $2.3 million from December 31, 2010. In June 2011, we secured a long-term mortgage for our property located in El Segundo and $7.2 million was outstanding under this note payable at December 31, 2011. Total capital expenditures for 2011 were $28.0 million, which includes $17.2 million related to the move of our new headquarters facility and data center compared to capital expenditures of $8.0 million in 2010. Outstanding borrowings under our line of credit increased by $41.6 million to $91.9 million at December 31, 2011 compared to December 31, 2010. This increase was primarily due to the increases in accounts receivable, inventory and the incremental capital expenditures related to our headquarters move described above. However, working capital declined by only $7.4 million as of December 31, 2011 compared to December 31, 2010. We expect to finance an incremental $7 million of building related capital expenditures in Q1 2012 through a combination of long term notes and capital leases which will contribute to working capital at that time.

Income Taxes

Our effective tax rate for 2011 increased to 49.3% from 39.2% in 2010 primarily due to a $0.5 million increase in valuation allowance against certain of our state net operating loss carryforwards, which represented 7.8% of the rate increase, as well as the effect of non-deductible expenses as a proportion of pre-tax income. Based on our expectations surrounding the profitability of our various subsidiaries in 2012, we would expect our effective tax rate for 2012 to decrease to levels in the 41%-43% range.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$119,615	$16,969	$9,293	$162,129	$17,698	$9,759
MME	156,822	22,369	7,373	138,002	20,261	6,653
Public Sector	49,251	4,548	487	48,681	3,795	534
MacMall	53,375	5,575	823	69,652	6,923	2,240
OnSale	11,382	869	(1,662)	7,053	767	76
Corporate & Other	(621)	102	(15,205)	(139)	27	(12,457)
Total	$389,824	$50,432	$1,109	$425,378	$49,471	$6,805

	Year Ended December 31, 2011			Year Ended December 31, 2010
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
SMB	$509,463	$67,205	$36,899	$487,865	$60,324	$31,362
MME	532,402	81,483	27,582	493,733	75,301	23,190
Public Sector	181,795	16,908	1,748	187,331	14,189	737
MacMall	190,237	20,465	4,553	188,677	20,345	5,365
OnSale	43,307	4,679	(4,563)	10,857	1,059	(36)
Corporate & Other	(1,985)	(252)	(56,763)	(149)	77	(46,150)
Total	$1,455,219	$190,488	$9,456	$1,368,314	$171,295	$14,468

Average Account Executive	Three Months Ended December 31,
Headcount By Segment(1):	2011	2010
SMB	362	362
MME	113	113
Public Sector	131	97
MacMall	136	120
Total	742	692

(1)     Excludes the OnSale segment. Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting adjusted earnings before interest, taxes, depreciation and amortization expenses (EBITDA), non-GAAP operating profit and related margin, which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA eliminates the effect of non-cash stock-based compensation expenses, the results of our OnSale segment, and other uncommon, non-recurring or special items.

Non-GAAP operating profit and related margin eliminate the effect of the results of our OnSale segment and other uncommon, non-recurring or special items. In all periods presented, adjusted EBITDA excludes litigation costs incurred in defending a lawsuit that was settled in January 2012 without liability to the company. In QTD and YTD Q4 2011, adjusted EBITDA excludes a non-recurring, special pickup that occurred in Q2 2011 and Q4 2011, as applicable, resulting from a change in fair value of the earnout obligation related to the acquisition of our NSPI business, an impairment charge related to a writedown of an indefinite-lived Sarcom trademark based on reassessment of its remaining useful life, and non-recurring moving costs related to the move of our headquarters office from Torrance, California to El Segundo, California. YTD Q4 2011 adjusted EBITDA also excludes a non-recurring, special charge related to bad debt expense associated with an external fraudulent transaction in our Public Sector segment and a non-recurring, special charge that occurred in Q1 2011 relating to an unreimbursed write-down of end-of-life first generation Apple iPads upon the release of the iPad 2. Adjusted EBITDA, non-GAAP operating profit and related margin should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on March 1, 2012 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss fourth quarter results. To listen to PC Mall management’s discussion of its fourth quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on March 1, 2012 until March 8, 2012 and can be accessed by calling: (888) 286-8010 and inputting pass code 97260296.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended December 31, 2011, we generated approximately $1.5 billion in revenue and now have over 3,000 employees, over 64% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future; including, but not limited to expectations or statements relating to expanded business models and opportunities and benefits of our investments in these business models and markets, statements related to strategic developments such as our hiring of Mr. McGrath and the benefits Mr. McGrath may bring to the Company, statements related to our brand strategy and related potential benefits of a more streamlined and unified brand strategy, statements related to our new headquarters and the related benefits to our customers, vendors and employees and impact on future growth, statements related to the benefits of the coupon business or other statements or expectations or goals for sales growth or operating leverage. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks or uncertainties related to our ability to retain key employees, expanded business models and related investments; risks relates to our IT infrastructure, uncertainties relating to the relationship between the number of our account executives and productivity; risks related to our ability to receive expected returns on strategic investments such as investments in new offices, decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance, increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to our expanded coupon business, including regulatory and litigation risks, market acceptance of the expanded business model, competition and emerging market risks; risks related to foreign currency fluctuations; risks related to warranties and indemnities we may be required to provide to third parties through our commercial contracts; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarterly period ended September 30, 2011, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$389,824	$425,378	$1,455,219	$1,368,314
Cost of goods sold	339,392	375,907	1,264,731	1,197,019
Gross profit	50,432	49,471	190,488	171,295
Selling, general and administrative expenses	48,952	42,666	181,461	156,827
Revaluation of earnout liability	(429)	—	(1,229)	—
Impairment of indefinite-lived trademark	800	—	800	—
Operating profit	1,109	6,805	9,456	14,468
Interest expense, net	903	482	3,284	2,019
Income before income taxes	206	6,323	6,172	12,449
Income tax expense	599	2,406	3,040	4,876
Net (loss) income	$(393)	$3,917	$3,132	$7,573

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$(0.03)	$0.32	$0.26	$0.62
Diluted	(0.03)	0.32	0.25	0.61

Weighted average number of common shares outstanding:
Basic	12,013	12,137	12,225	12,220
Diluted	12,013	12,403	12,476	12,468

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales:
Consolidated net sales	$389,824	$425,378	$1,455,219	$1,368,314
Less: OnSale net sales	(11,382)	(7,053)	(43,307)	(10,857)
Adjusted net sales	$378,442	$418,325	$1,411,912	$1,357,457

Operating Profit:
Consolidated operating profit	$1,109	$6,805	$9,456	$14,468
Add: OnSale operating loss (profit)	1,662	(76)	4,563	36
Litigation costs (a)	85	103	1,492	476
Impairment of indefinite-lived trademark(b)	800	—	800	—
External fraudulent transaction (c)	—	—	173	—
Inventory write-down (d)	—	—	504	—
HQ move-related costs (e)	735		874
Less: Decrease in earnout liability (f)	(429)	—	(1,229)	—
Non-GAAP operating profit	$3,962	$6,832	$16,633	$14,980
Non-GAAP operating profit margin	1.0%	1.6%	1.2%	1.1%

Consolidated operating profit margin	0.3%	1.6%	0.6%	1.1%

Non-GAAP operating profit	$3,962	$6,832	$16,633	$14,980
Add: Consolidated depreciation expense	2,282	1,654	7,849	6,299
Consolidated amortization expense	557	504	2,195	1,858
Consolidated stock-based compensation expense	755	590	2,404	2,365
Less: OnSale depreciation expense	(71)	—	(182)	—
OnSale amortization expense	(53)	—	(177)	—
OnSale stock-based compensation expense	(4)	(4)	(27)	(8)
Adjusted EBITDA (g)	$7,428	$9,576	$28,695	$25,494

(a)          Relates to legal costs incurred in defending a lawsuit that was settled in January 2012 without liability to the company.

(b)         Relates to writedown of indefinite-lived Sarcom trademark based on reassessment of its remaining useful life.

(c)          Relates to an external fraudulent transaction in our Public Sector segment.

(d)         Relates to a write down of first generation iPads in conjunction with the release of the iPad 2 in Q1 2011.

(e)          Relates to the move to our new headquarters building in El Segundo, California.

(f)            Relates to a decrease in the estimated fair value of the contingent consideration liability in Q2 2011 and Q4 2011 related to the NSPI acquisition.

(g)         EBITDA — earnings before interest, taxes, depreciation and amortization.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$9,484	$10,711
Accounts receivable, net of allowances of $1,642 and $1,802	207,985	183,944
Inventories, net	79,456	63,583
Prepaid expenses and other current assets	9,681	10,022
Deferred income taxes	3,937	3,798
Total current assets	310,543	272,058
Property and equipment, net	44,745	21,851
Deferred income taxes	215	604
Goodwill	25,510	25,510
Intangible assets, net	9,840	11,749
Other assets	2,387	2,319
Total assets	$393,240	$334,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,523	$124,851
Accrued expenses and other current liabilities	31,797	31,279
Deferred revenue	18,079	12,206
Line of credit	91,852	50,301
Notes payable — current	1,015	783
Total current liabilities	265,266	219,420
Notes payable and other long-term liabilities	11,574	4,607
Deferred income taxes	5,574	2,771
Total liabilities	282,414	226,798
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,368,888 and 14,089,672 shares issued; and 11,995,704 and 12,148,500 shares outstanding, respectively	14	14
Additional paid-in capital	108,061	104,894
Treasury stock, at cost: 2,373,184 and 1,941,172 shares, respectively	(9,733)	(7,176)
Accumulated other comprehensive income	2,256	2,465
Retained earnings	10,228	7,096
Total stockholders’ equity	110,826	107,293
Total liabilities and stockholders’ equity	$393,240	$334,091

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$3,132	$7,573
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,044	8,157
Provision for deferred income taxes	3,490	3,327
Net tax benefit related to stock option exercises	1	96
Excess tax benefit related to stock option exercises	(668)	(31)
Non-cash stock-based compensation	2,404	2,365
Decrease in earnout liability	(1,229)	—
Impairment of indefinite-lived trademark	800	—
(Gain) loss on sale of fixed assets	(7)	14
Change in operating assets and liabilities:
Accounts receivable	(24,041)	(21,516)
Inventories	(14,889)	4,981
Prepaid expenses and other current assets	178	(561)
Other assets	217	324
Accounts payable	(9,425)	19,352
Accrued expenses and other current liabilities	2,033	2,351
Deferred revenue	5,873	1,908
Total adjustments	(25,519)	20,767
Net cash (used in) provided by operating activities	(22,087)	28,340
Cash Flows From Investing Activities
Purchase of El Segundo building, related improvements, furniture and equipment	(17,174)	—
Purchases of property and equipment	(10,865)	(8,019)
Acquisition of net assets	(2,284)	(8,788)
Proceeds from sale of fixed assets	25	19
Net cash used in investing activities	(30,298)	(16,788)
Cash Flows From Financing Activities
Borrowing under notes payable	7,198	—
Payments under notes payable	(757)	(1,143)
Net borrowings (payments) under line of credit	41,205	(4,236)
Change in book overdraft	7,034	(3,454)
Payment of earnout liability	(1,121)	—
Payments of obligations under capital lease	(1,203)	(483)
Proceeds from stock issued under stock option plans	762	72
Payment for deferred financing costs	(25)	(104)
Excess tax benefit related to stock option exercises	668	31
Common shares repurchased and held in treasury	(2,557)	(922)
Net cash provided by (used in) financing activities	51,204	(10,239)
Effect of foreign currency on cash flow	(46)	183
Net change in cash and cash equivalents	(1,227)	1,496
Cash and cash equivalents at beginning of the period	10,711	9,215
Cash and cash equivalents at end of the period	$9,484	$10,711
Supplemental Cash Flow Information
Interest paid	$2,797	$1,829
Income taxes paid	4,157	1,558
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$2,779	$—
Deferred financing costs	346	1,410
NSPI acquisition related:
Fair value of assets, net of cash, acquired	$—	$13,472
Net cash paid	—	(8,788)
Liabilities assumed	$—	$4,684